UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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ACETO CORPORATION

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Dear Fellow Shareholder:

On behalf of the Board of Directors and our approximately 275 employees located in 9 different countries we are very pleased to present to you our Fiscal Year ending 2014 Annual Report on Form 10K and the associated corporate proxy statement. The Company’s performance for Fiscal 2014 continues a six year trend in growth of sales, gross profit, operating income, EBITDA, net income and earnings per share. Using the current comparative financial metrics, on a year-on-year basis, Adjusted EBITDA increased by 22% and GAAP EPS increased by 26%. We believe ACETO continues to be positioned for long-term growth in each of our business segments, most notably in the generic pharmaceutical arena.

The chart below illustrates the positive financial trends that have accompanied our strategic shift in emphasis towards becoming a human health-oriented company. The skill sets in quality assurance, regulatory compliance and product logistics developed over the years as a sourcing company for performance chemicals have served as a cornerstone for our success in expanding our footprint in the pharmaceutical industry and, in the most recent four years, the finished generic drug business with the RISING brand of Rx products.

Adjusted 5 Year Selected Financial Data

(in millions, except per share amounts)	2014	2013	2012	2011	2010
Net Sales	$510.2	$499.7	$444.4	$412.4	$346.6
Adjusted EBITDA*	$57.4	$ 46.9	$36.0	$25.3	$17.9
Earnings Per Share (non-GAAP)*	$1.07	$0.89	$0.65	$0.47	$0.39
Reported Earnings Per Share	$1.02	$0.81	$0.63	$0.34	$0.26
Cash Dividends Per Share	$0.24	$0.22	$0.20	$0.20	$0.20
*A reconciliation to the most directly comparable US GAAP measure is provided on the internet at www.aceto.com

All three of our business segments have undergone positive change during this past year. In the generic drug business area of our Human Health segment, RISING Pharmaceuticals, we now have in place a new management team with extensive generic drug experience which expands our capabilities in business development, sales, logistics and regulatory compliance. In addition Rising underwent a step change in growth and structure via the April 30, 2014 acquisition of the generic pharmaceutical company, PACK Pharmaceuticals. The Pharmaceutical Ingredients business segment is now more streamlined, with the global business being managed as two distinct units, intermediates and active ingredients. Our Performance Chemicals unit is under the direction of a new leader, who has extensive experience in managing global specialty chemicals businesses. In the short time that he has led this segment he has instilled an invigorated sense of direction and urgency which we believe will lead to higher levels of growth and profitability in the near term.  As we have said these past few years, the shift in our strategy towards human health does not diminish the benefits we obtain by having diverse business units serving three different continents, nor does it alter our goal of achieving annual growth in all segments. We are confident that all of our employees worldwide are committed to growing the ACETO business and continuing to improve shareholder returns.

FINANCIAL REVIEW

In Fiscal 2014, we achieved record results for net sales, gross profits, net income and earnings per share. Our net sales for the Fiscal Year ending June 30, 2014 were $510.2 million, a 2% increase from the $499.7 million for Fiscal Year 2013. Gross profit for Fiscal 2014 was $114.7 million, an increase of 17% from $98.3 million in Fiscal 2013. The Company’s net income increased by 30% in Fiscal 2014 to $29.0 million from $22.3 million in Fiscal 2013.  Reported earnings per diluted share were $1.02 for Fiscal 2014, compared to $0.81 per share in Fiscal 2013 a 26% increase.

That said, in keeping with the approach utilized by many in our pharmaceutical peer group, we have decided that going forward in Fiscal 2015, we are modifying our approach to the scope of adjustments we make when reporting Adjusted Diluted EPS on a non-GAAP basis.  We believe the change will make financial comparisons within our pharmaceutical industry peer companies more meaningful. In addition to adjusting for items such as acquisition related transaction costs, separation and relocation costs, debt extinguishment and earn-out costs, we will now also exclude amortization of intangibles.

In our September 4th earnings release, we reported non-GAAP earnings per share for the 2014 Fiscal Year of $1.07 per share. Had we utilized our newly adopted non-GAAP definition discussed above, after adjusting for the specified certain charges, ACETO’s adjusted diluted net income would have been $34.7 million or $1.22 per share compared to the $30.6 million or $1.07 per diluted share reported as the non-GAAP numbers. On a going forward basis this is how we will report our non-GAAP earnings per share. The attached chart shows a 5-year history and reconciliation of non-GAAP Earnings per Share using this methodology.

The Company ended Fiscal 2014 with $43.6 million in cash, cash equivalents and short-term investments. Having just concluded the acquisition of PACK Pharmaceuticals, we now have bank debt of $105.5 million as of June 30, 2014, representing a 1.8 multiple to our Fiscal 2014 adjusted EBITDA.

A LOOK AHEAD

As we proceed with Fiscal 2015, our ongoing integration of the recently completed acquisition of PACK Pharmaceuticals continues as per our plans and expectations. The business was a well-run operation which fit neatly into the Rising organization from product and market perspectives and will continue to be melded into the Rising operations from logistics and financial viewpoints. As of our Fiscal Year-end we increased our commercial product portfolio by 50% and almost doubled our new product development pipeline. At the end of fiscal 2014, we have 98 product candidates in our pipeline with a total brand market sales opportunity of just over $6.0 billion. This pipeline includes 37 applications that are currently filed with the FDA. When we prepared the Fiscal 2015 budget, we were pleased to see that the projections for PACK’s performance are now expected to show a proforma purchase price multiple of less than 8X EBITDA. This is a valuation metric that we will be very pleased to achieve. Our commitment to increased investment in research and development also continues. In Fiscal 2014 we spent approximately $5.2 million up from $2.8 million the previous year. In Fiscal 2015 we expect that investment will approach $10 million. We also continue to look for additional beneficial acquisitions, entire companies as well as product lines or individual products, to add to our business portfolio. However, we remain committed to maintaining the Company’s long-term financial well-being, and to our guiding principle that an acquisition should be accretive in the first full year post acquisition.

Regarding Fiscal 2015, we have positive momentum from our three business units, fueled by our growing participation in generic pharmaceuticals which has been accelerated by the PACK acquisition and by other business development initiatives across all of our businesses. That said, we again note a challenge we face this year; as we have previously reported, our Pharmaceutical Ingredients business experienced a large, very profitable piece of business in both Fiscal 2013 and Fiscal 2014 in support of a customer launch. The customer’s market success will ultimately dictate our on-going success with respect to this product. Based on current Fiscal 2015 forecasts we do not expect to see the same volume of business as we did in Fiscal 2014 for this product. This will be most apparent in quarterly comparisons especially during the first half of Fiscal 2015. Our overall business, absent this very profitable piece of pharmaceutical ingredient business, is still expected to achieve strong growth on both the top and bottom lines in Fiscal 2015, as we seek to continue our growth trends for a seventh consecutive year.

CLOSING

Senior management continues its active outreach to shareholders, potential shareholders and those interested in learning more about ACETO and its strategic long-term direction. We are pleased that we are finding many new opportunities to discuss the Company and have devoted a meaningful amount of time to this endeavor. As a shareholder, you also have the opportunity to interact with us if you seek additional information or a better understanding of our plans for the Company. We serve as your management proxy and are united with you to constantly improve the long-term return on your investment.  At the close of our Fiscal Year the stock price for ACETO was $18.14, an increase of 30% from the Fiscal 2013 year-end of $13.93.

As always our most heartfelt appreciation goes to all of our employees, customers, suppliers, stakeholders, and the Board of Directors for their support, guidance, contributions, and commitment to our ongoing success. Lastly, Richard Randall a most valued Board member for the past 5+ years will not be standing for re-election due to his having reached our Board retirement age. We sincerely thank Richard for his advice and guidance these past years and wish him many years of enjoyment ahead.

Sincerely,

Albert L. Eilender	Salvatore J. Guccione
Chairman of the Board	Chief Executive Officer

Aceto Corporation
Adjusted Diluted Net Income Per Common Share (Non-GAAP Reconciliation)
(in thousands, except per share amounts)

	(unaudited) Year Ended June 30, 2014	(unaudited) Diluted Net Income Per Common Share Year Ended June 30, 2014	(unaudited) Year Ended June 30, 2013	(unaudited) Diluted Net Income Per Common Share Year Ended June 30, 2013	(unaudited) Year Ended June 30, 2012	(unaudited) Diluted Net Income Per Common Share Year Ended June 30, 2012	(unaudited) Year Ended June 30, 2011	(unaudited) Diluted Net Income Per Common Share Year Ended June 30, 2011	(unaudited) Year Ended June 30, 2010	(unaudited) Diluted Net Income Per Common Share Year Ended June 30, 2010
Net income, as reported	$29,000	$1.02	$22,328	$0.81	$16,981	$0.63	$8,968	$0.34	$6,581	$0.26

Adjustments:
Amortization	6,662	0.24	5,629	0.21	5,625	0.21	4,468	0.17	1,998	0.08
Transaction costs related to acquisitions	1,874	0.06	-	-	-	-	1,060	0.04	-	-
Step-up of inventory	209	0.01	-	-	-	-	200	0.01	-	-
Inventory rationalization	-	-	-	-	-	-	-	-	859	0.03
Earn out costs	-	-	3,244	0.12	761	0.03	-	-	-	-
Separation and relocation costs	339	0.01	-	-	884	0.03	-	-	2,587	0.10
SG&A rationalization	-	-	-	-	-	-	-	-	1,215	0.05
Extinguishment of debt	138	0.00	-	-	-	-	-	-	-	-

Adjusted income excluding charges	38,222	1.34	31,201	1.14	24,251	0.90	14,696	0.56	13,240	0.52
Adjustments to (benefit) provision for income taxes	3,504	0.12	3,460	0.13	3,364	0.12	(572)	(0.02)	2,164	0.08

Adjusted net income (Non-GAAP)	$34,718	$1.22	$27,741	$1.01	$20,887	$0.78	$15,268	$0.58	$11,076	$0.44

Diluted weighted average shares outstanding	28,563	28,563	27,450	27,450	26,812	26,812	26,098	26,098	25,224	25,224

	2014	2013	2012	2011	2010
Previous Non-GAAP EPS	$1.07	$0.89	$0.65	$0.47	$0.39
Proposed modified Non-GAAP EPS indicated above	$1.22	$1.01	$0.78	$0.58	$0.44

NOTE: Items identified in the above table are not in accordance with, or an alternative method for, generally accepted accounting principles (GAAP) in the United States. These items should not be reviewed in isolation or considered substitutes of the Company’s financial results as reported in accordance with GAAP. Due to the nature of these items, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP. The exclusion of these items also allows investors to compare results of operations in the current period to prior period’s results based on the Company’s fundamental business performance and analyze the operating trends of the business. The exclusion of these items also allows management to evaluate performance of its business units.